PRESS RELEASE
COMCAST REPORTS 2nd QUARTER 2022 RESULTS
PHILADELPHIA - July 28, 2022… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended June 30, 2022.
“Our financial results in the second quarter were very strong across the board, with Cable, NBCUniversal, and Sky each delivering solid growth in adjusted EBITDA, resulting in a double-digit increase in adjusted earnings per share and healthy free cash flow generation. Significantly we accomplished this while also continuing to invest in our businesses’ future growth, increasing our return of capital to our shareholders, and keeping our balance sheet in a great place. In Cable, we achieved our highest adjusted EBITDA margin on record even amid a unique and evolving macroeconomic environment that is temporarily putting pressure on the volume of our new customer connects. At NBCUniversal, terrific results at theme parks fueled our growth in the quarter, and we expect our recent premieres and planned slate of content and live events from our media and studios businesses, including Jurassic World: Dominion, Minions: The Rise of Gru, Nope, Sunday Night Football and The World Cup, to make significant contributions later this year, including to our subscriber growth at Peacock. And, at Sky, we grew adjusted EBITDA by double-digits, with year-over-year improvement in each of our markets in Europe. Looking ahead, our company is in an enviable strategic and financial position, with substantial cash flow generation and a strong foundation for innovation," commented Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation.

($ in millions, except per share data)
	2nd Quarter			Year to Date
Consolidated Results	2022	2021	Change	2022	2021	Change

Revenue	$30,016	$28,546	5.1%	$61,026	$55,751	9.5%
Net Income Attributable to Comcast	$3,396	$3,738	(9.2%)	$6,945	$7,067	(1.7%)
Adjusted Net Income[1]	$4,507	$3,943	14.3%	$8,406	$7,472	12.5%
Adjusted EBITDA[2]	$9,827	$8,927	10.1%	$18,977	$17,339	9.4%
Earnings per Share[3]	$0.76	$0.80	(5.0%)	$1.54	$1.51	2.0%
Adjusted Earnings per Share[1]	$1.01	$0.84	20.2%	$1.86	$1.60	16.3%
Net Cash Provided by Operating Activities	$6,327	$7,606	(16.8%)	$13,584	$15,357	(11.5%)
Free Cash Flow[4]	$3,170	$4,791	(33.8%)	$7,930	$10,071	(21.3%)

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.
2nd Quarter 2022 Highlights:
•Consolidated Adjusted EBITDA Increased 10.1% to $9.8 Billion; Adjusted EPS Increased 20.2% to $1.01; Generated Free Cash Flow of $3.2 Billion
•Returned $4.2 Billion to Shareholders Through a Combination of $1.2 Billion in Dividend Payments and $3.0 Billion in Share Repurchases
•Cable Communications Adjusted EBITDA Increased 5.3% and Adjusted EBITDA per Customer Relationship Increased 3.0%; Adjusted EBITDA Margin Increased 70 Basis Points to 44.9%
•Cable Communications Total Customer Relationships of 34.4 Million and Total Broadband Customers of 32.2 Million Were Consistent with the Prior Quarter and Increased 1.7% and 2.5%, Respectively, Compared to the Prior Year Period
•Cable Communications Wireless Customer Line Net Additions Were 317,000, the Best Second Quarter Result on Record; Wireless Penetration of Residential Broadband Customers Increased to 7.9%
•In June, Closed the Previously Announced Joint Venture with Charter to Develop and Nationally Offer a Next Generation Streaming Platform
•NBCUniversal Adjusted EBITDA Increased 19.5% to $1.9 Billion, Including Peacock Losses
•Peacock Paid Subscribers Stayed Relatively Flat at 13 Million, Following a Very Strong First Quarter That Was Driven by a Variety of Extraordinary Programming
•Studios Revenue Increased 33.3% to $3.0 Billion, Driven by the Successful Theatrical Performance of Jurassic World: Dominion; Adjusted EBITDA in the Second Quarter Reflected the Timing of Costs for Future Theatrical Releases, Including the Premiere of Minions: The Rise of Gru in the Third Quarter

•Theme Parks Adjusted EBITDA Increased $411 Million to $632 Million, Its Highest Adjusted EBITDA on Record For a Second Quarter, Reflecting Improved Results at Each Park Compared to the Prior Year Period. Universal Orlando Generated Its Highest Adjusted EBITDA on Record for Any Quarter
•Sky Adjusted EBITDA Increased 54.1% to $863 Million; On a Constant Currency Basis, Adjusted EBITDA Increased 70.7%

Consolidated Financial Results
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Revenue for the second quarter of 2022 increased 5.1% to $30.0 billion. Net Income Attributable to Comcast decreased 9.2% to $3.4 billion. Adjusted Net Income increased 14.3% to $4.5 billion. Adjusted EBITDA increased 10.1% to $9.8 billion.

For the six months ended June 30, 2022, revenue increased 9.5% to $61.0 billion compared to 2021. Net income attributable to Comcast decreased 1.7% to $6.9 billion. Adjusted Net Income increased 12.5% to $8.4 billion. Adjusted EBITDA increased 9.4% to $19.0 billion.

Earnings per Share (EPS) for the second quarter of 2022 decreased 5.0% to $0.76 compared to the prior year period. Adjusted EPS increased 20.2% to $1.01.

For the six months ended June 30, 2022, EPS increased 2.0% to $1.54 compared to 2021. Adjusted EPS increased 16.3% to $1.86.

Capital Expenditures increased 12.6% to $2.4 billion in the second quarter of 2022. Cable Communications’ capital expenditures increased 4.8% to $1.8 billion. NBCUniversal’s capital expenditures increased 153.8% to $463 million. Sky's capital expenditures decreased 29.3% to $130 million.

For the six months ended June 30, 2022, capital expenditures increased 6.7% to $4.3 billion compared to 2021. Cable Communications' capital expenditures increased 2.5% to $3.1 billion. NBCUniversal's capital expenditures increased 116.9% to $769 million. Sky's capital expenditures decreased 39.1% to $277 million.

Net Cash Provided by Operating Activities was $6.3 billion in the second quarter of 2022. Free Cash Flow was $3.2 billion.

For the six months ended June 30, 2022, net cash provided by operating activities was $13.6 billion. Free cash flow was $7.9 billion.

Dividends and Share Repurchases. Comcast resumed its share repurchase program in May 2021 after pausing the program in 2019 to accelerate the reduction of indebtedness it incurred in connection with its acquisition of Sky. During the second quarter of 2022, Comcast paid dividends totaling $1.2 billion and repurchased 70.8 million of its common shares for $3.0 billion, resulting in a total return of capital to shareholders of $4.2 billion, compared to $1.7 billion in the prior year period.

For the six months ended June 30, 2022, Comcast paid dividends totaling $2.4 billion and repurchased 133.4 million of its common shares for $6.0 billion, resulting in a total return of capital to shareholders of $8.4 billion, compared to $2.7 billion in 2021.

Cable Communications

($ in millions)
	2nd Quarter			Year to Date
	2022	2021	Change	2022	2021	Change
Cable Communications Revenue
Broadband	$6,107	$5,717	6.8%	$12,158	$11,317	7.4%
Video	5,423	5,554	(2.4%)	10,959	11,177	(2.0%)
Voice	763	870	(12.3%)	1,549	1,741	(11.0%)
Wireless	722	556	29.8%	1,399	1,069	30.9%
Business Services	2,424	2,202	10.1%	4,820	4,369	10.3%
Advertising	748	679	10.2%	1,419	1,296	9.4%
Other	415	425	(2.3%)	839	838	0.1%
Cable Communications Revenue	$16,601	$16,002	3.7%	$33,142	$31,807	4.2%

Cable Communications Adjusted EBITDA	$7,448	$7,073	5.3%	$14,720	$13,903	5.9%
Adjusted EBITDA Margin	44.9%	44.2%		44.4%	43.7%

Cable Communications Capital Expenditures	$1,776	$1,695	4.8%	$3,143	$3,065	2.5%
Percent of Cable Communications Revenue	10.7%	10.6%		9.5%	9.6%

Revenue for Cable Communications increased 3.7% to $16.6 billion in the second quarter of 2022, driven by increases in broadband, business services, wireless, and advertising revenue, partially offset by decreases in video, voice, and other revenue. Broadband revenue increased 6.8% due to an increase in average rates and an increase in the number of residential broadband customers compared to the prior year period. Business services revenue increased 10.1% due to an increase in average rates, an increase in the number of customers receiving our services, and from a recent acquisition. Wireless revenue increased 29.8%, primarily due to an increase in the number of customer lines. Advertising revenue increased 10.2%, primarily driven by increases in political advertising and at our advanced advertising businesses, as well as advertising at our Xumo streaming service. Excluding political advertising revenue, advertising revenue increased 1.2%. Video revenue decreased 2.4%, reflecting a decrease in the number of residential video customers, partially offset by an increase in average rates. Voice revenue decreased 12.3%, primarily reflecting a decrease in the number of residential voice customers. Other revenue decreased 2.3%.

For the six months ended June 30, 2022, Cable revenue increased 4.2% to $33.1 billion compared to 2021, driven by growth in broadband, business services, wireless, advertising, and other revenue, partially offset by a decrease in video and voice revenue.

Total Customer Relationships decreased by 28,000 to 34.4 million in the second quarter of 2022. Residential customer relationships decreased by 38,000 and business customer relationships increased by 10,000. Total broadband customers of 32.2 million were flat compared to the first quarter of 2022, total video customer net losses were 521,000, and total voice customer net losses were 286,000. In addition, Cable Communications added 317,000 wireless lines in the quarter.

For the six months ended June 30, 2022, total customer relationships increased by 166,000. Residential customer relationships increased by 147,000 and business customer relationships increased by 19,000. Total broadband customer net additions were 262,000, total video customer net losses were 1.0 million, and total voice customer net losses were 568,000. In addition, Cable Communications added 635,000 wireless lines in the current period.

(in thousands)
			Net Additions / (Losses)
			2nd Quarter		Year to Date
	2Q22	2Q21	2022	2021	2022	2021
Customer Relationships
Residential Customer Relationships	31,875	31,339	(38)	277	147	647
Business Services Customer Relationships	2,508	2,454	10	17	19	28
Total Customer Relationships	34,384	33,793	(28)	294	166	675

Residential Customer Relationships Mix
One Product Residential Customers	15,123	13,477	307	480	793	1,069
Two Product Residential Customers	8,282	8,562	(82)	(83)	(125)	(173)
Three or More Product Residential Customers	8,471	9,299	(263)	(120)	(521)	(250)

Residential Broadband Customers	29,826	29,108	(10)	334	243	782
Business Services Broadband Customers	2,337	2,280	10	20	19	32
Total Broadband Customers	32,163	31,388	—	354	262	814

Residential Video Customers	16,513	18,225	(497)	(364)	(982)	(768)
Business Services Video Customers	631	731	(23)	(34)	(50)	(121)
Total Video Customers	17,144	18,956	(521)	(399)	(1,032)	(889)

Residential Voice Customers	8,497	9,412	(284)	(121)	(566)	(233)
Business Services Voice Customers	1,389	1,376	(1)	13	(2)	19
Total Voice Customers	9,886	10,788	(286)	(108)	(568)	(214)

Total Wireless Lines	4,615	3,383	317	280	635	558

Adjusted EBITDA for Cable Communications increased 5.3% to $7.4 billion in the second quarter of 2022, reflecting higher revenue, partially offset by a 2.5% increase in operating expenses. Programming costs decreased 1.6%, reflecting a decline in the number of video subscribers, partially offset by contractual rate increases. Non-programming expenses increased 5.2%, primarily reflecting higher other expenses and technical and product support expenses, partially offset by lower franchise and regulatory fees and customer service expenses. Adjusted EBITDA per customer relationship increased 3.0%, and Adjusted EBITDA margin was 44.9% compared to 44.2% in the prior year period.

For the six months ended June 30, 2022, Adjusted EBITDA for Cable Communications increased 5.9% to $14.7 billion compared to 2021, reflecting higher revenue, partially offset by a 2.9% increase in operating expenses. Programming costs decreased 1.3%, reflecting a decline in the number of video subscribers, partially offset by contractual rate increases. Non-programming expenses increased 5.8%. For the six months ended June 30, 2022, Adjusted EBITDA per customer relationship increased 3.3%, and Adjusted EBITDA margin was 44.4% compared to 43.7% in 2021.

Capital Expenditures for Cable Communications increased 4.8% to $1.8 billion in the second quarter of 2022, primarily reflecting increased investment in line extensions, scalable infrastructure, and support capital, partially offset by decreased investment in customer premise equipment. Cable capital expenditures represented 10.7% of Cable revenue in the second quarter of 2022 compared to 10.6% in the prior year period.

For the six months ended June 30, 2022, Cable capital expenditures increased 2.5% to $3.1 billion, primarily reflecting increased investment in line extensions, scalable infrastructure, and support capital, partially offset by decreased investment in customer premise equipment. Cable capital expenditures represented 9.5% of Cable revenue compared to 9.6% in 2021.

NBCUniversal

($ in millions)
	2nd Quarter			Year to Date
	2022	2021	Change	2022	2021	Change
NBCUniversal Revenue
Media	$5,332	$5,148	3.6%	$12,196	$10,184	19.8%
Excluding Olympics and Super Bowl[5]	$5,332	$5,148	3.6%	$10,715	$10,184	5.2%
Studios	2,966	2,224	33.3%	5,722	4,620	23.9%
Theme Parks	1,804	1,095	64.8%	3,364	1,714	96.3%
Headquarters and other	8	22	(63.9%)	24	38	(35.9%)
Eliminations	(664)	(534)	(24.5%)	(1,566)	(1,576)	0.7%
NBCUniversal Revenue	$9,445	$7,955	18.7%	$19,741	$14,980	31.8%

NBCUniversal Adjusted EBITDA
Media	$1,337	$1,378	(2.9%)	$2,496	$2,851	(12.4%)
Studios	1	156	(99.5%)	246	653	(62.4%)
Theme Parks	632	221	186.5%	1,082	159	NM
Headquarters and other	(137)	(186)	26.3%	(329)	(395)	16.8%
Eliminations	23	(15)	NM	(39)	(225)	82.7%
NBCUniversal Adjusted EBITDA	$1,856	$1,553	19.5%	$3,457	$3,043	13.6%
NM=comparison not meaningful.

Revenue for NBCUniversal increased 18.7% to $9.4 billion in the second quarter of 2022. Adjusted EBITDA increased 19.5% to $1.9 billion.

For the six months ended June 30, 2022, NBCUniversal revenue increased 31.8% to $19.7 billion compared to 2021. Adjusted EBITDA increased 13.6% to $3.5 billion.

Media
Media revenue increased 3.6% to $5.3 billion in the second quarter of 2022, primarily reflecting higher distribution revenue, partially offset by lower advertising revenue. Distribution revenue increased 8.4%, driven by increases at Peacock and contractual rate increases, partially offset by a decline in subscribers at our networks. Advertising revenue decreased 1.3%, reflecting a decline in ratings in the current year period and a higher number of sporting events in the prior year period, partially offset by higher pricing and additional Peacock sales. Adjusted EBITDA decreased 2.9% to $1.3 billion in the second quarter of 2022, reflecting higher operating expenses, which more than offset higher revenue. The increase in operating expenses was primarily due to higher costs at Peacock. Media results include $444 million of revenue and an Adjusted EBITDA6 loss of $467 million related to Peacock, compared to $122 million of revenue and an Adjusted EBITDA6 loss of $363 million in the prior year period.

For the six months ended June 30, 2022, revenue from the Media segment increased 19.8% to $12.2 billion compared to 2021, primarily due to higher advertising revenue and distribution revenue. Excluding $963 million of revenue generated by the broadcast of the 2022 Beijing Olympics and $519 million of revenue generated by the broadcast of the NFL's Super Bowl in the first quarter of 2022, Media revenue increased 5.2%. Adjusted EBITDA decreased 12.4% to $2.5 billion compared to 2021, reflecting higher operating expenses, which more than offset higher revenue. The increase in operating expenses was primarily driven by higher programming and production expenses, primarily reflecting higher sports programming costs associated with the broadcasts of 2022 Beijing Olympics and the NFL's Super Bowl, as well as higher programming costs at Peacock. Media results include $916 million of revenue and an Adjusted EBITDA6 loss of $924 million related to Peacock, compared to $213 million of revenue and an Adjusted EBITDA6 loss of $640 million in 2021.

Studios
Studios revenue increased 33.3% to $3.0 billion in the second quarter of 2022, primarily reflecting higher theatrical revenue and content licensing revenue. Theatrical revenue increased $352 million to $550 million, primarily due to an increase in the number of theatrical releases in the current year period, including the successful release of Jurassic World: Dominion. Content licensing revenue increased 19.0%, driven by television content licensing. Adjusted EBITDA decreased $155 million to $1 million in the second quarter of 2022, reflecting higher operating expenses, which more than offset higher revenue. The increase in operating expenses was driven by higher programming and production expenses, reflecting higher amortization of television and film production costs in the current year period, as well as an increase in advertising, marketing and promotion expenses ahead of recent film releases, Jurassic World: Dominion and Minions: The Rise of Gru.

For the six months ended June 30, 2022, revenue from the Studios segment increased 23.9% to $5.7 billion compared to 2021, primarily reflecting higher content licensing revenue and theatrical revenue. Adjusted EBITDA decreased 62.4% to $246 million compared to 2021, reflecting higher operating expenses, which more than offset higher revenue.

Theme Parks
Theme Parks revenue increased 64.8% to $1.8 billion in the second quarter of 2022, due to higher attendance and increases in guest spending at our parks in the U.S. and Japan compared to the prior year period. Universal Beijing Resort was closed for most of the second quarter of 2022 due to local COVID-19-related prevention and control requirements, then resumed operations with restricted capacity in late June. Theme Parks Adjusted EBITDA increased $411 million to $632 million in the second quarter of 2022, reflecting higher revenue, partially offset by higher operating expenses.

For the six months ended June 30, 2022, revenue from the Theme Parks segment increased 96.3% to $3.4 billion compared to 2021, primarily reflecting improved operating conditions compared to 2021, when each of our theme parks in the U.S. and Japan was either operating at limited capacity or closed during certain periods as a result of COVID-19. Adjusted EBITDA increased $923 million to $1.1 billion compared to 2021, reflecting higher revenue, partially offset by higher operating expenses.

Headquarters and Other
NBCUniversal Headquarters and Other includes overhead, personnel costs and costs associated with corporate initiatives. Headquarters and Other Adjusted EBITDA loss in the second quarter of 2022 was $137 million, compared to a loss of $186 million in the prior year period.

For the six months ended June 30, 2022, Headquarters and Other Adjusted EBITDA loss was $329 million, compared to a loss of $395 million in 2021.

Eliminations
Amounts represent eliminations of transactions between our NBCUniversal segments, which are affected by the timing of recognition of content licenses between our Studios and Media segments. Revenue eliminations in the second quarter of 2022 were $664 million, compared to $534 million in the prior year period, and Adjusted EBITDA eliminations were a benefit of $23 million, compared to a loss of $15 million in the prior year period.

For the six months ended June 30, 2022, revenue eliminations of $1.6 billion were consistent with 2021. Adjusted EBITDA eliminations were $39 million, compared to $225 million in 2021. The year-over-year change was primarily driven by the licensing of content by the Studios segment to Peacock in the Media segment.

Sky

($ in millions)
	2nd Quarter				Year to Date
	2022	2021	Change	Constant Currency Change[7]	2022	2021	Change	Constant Currency Change[7]
Sky Revenue
Direct-to-Consumer	$3,680	$4,222	(12.8%)	(2.4%)	$7,564	$8,288	(8.7%)	(1.4%)
Content	265	355	(25.3%)	(16.4%)	561	713	(21.4%)	(15.4%)
Advertising	556	643	(13.5%)	(3.1%)	1,152	1,216	(5.3%)	2.3%
Sky Revenue	$4,501	$5,220	(13.8%)	(3.5%)	$9,276	$10,217	(9.2%)	(1.9%)

Sky Operating Costs and Expenses	$3,639	$4,660	(21.9%)	(12.5%)	$7,791	$9,294	(16.2%)	(9.3%)

Sky Adjusted EBITDA	$863	$560	54.1%	70.7%	$1,485	$924	60.8%	70.9%
Adjusted EBITDA Margin	19.2%	10.7%			16.0%	9.0%

Revenue for Sky decreased 13.8% to $4.5 billion in the second quarter of 2022. Excluding the impact of currency, revenue decreased 3.5% compared to the prior year period, primarily reflecting lower direct-to-consumer revenue, content revenue, and advertising revenue. Direct-to-consumer revenue decreased 2.4% to $3.7 billion due to a decrease in customer relationships and average revenue per customer relationship in Italy and Germany compared to the prior year period, including the impact of resets in our sports rights, partially offset by an increase in customer relationships and average revenue per customer relationship in the U.K. compared to the prior year period. Content revenue decreased 16.4% to $265 million, primarily due to a change in sports programming licensing agreements in Italy and Germany. Advertising revenue decreased 3.1% to $556 million, reflecting lower advertising revenue in Italy primarily associated with the reset in our sports rights, which more than offset higher advertising revenue in the U.K. and Germany.

For the six months ended June 30, 2022, Sky revenue decreased 9.2% to $9.3 billion compared to 2021. Excluding the impact of currency, revenue decreased 1.9%, reflecting lower direct-to-consumer revenue and content revenue, which more than offset higher advertising revenue.

Total Customer Relationships decreased by 255,000 to 22.7 million in the second quarter of 2022. For the six months ended June 30, 2022, total customer relationships decreased by 361,000.

(in thousands)
	Customers		Net Additions / (Losses)
			2nd Quarter		Year to Date
	2Q22	2Q21	2022	2021	2022	2021
Total Customer Relationships	22,666	23,198	(255)	(248)	(361)	(26)

Adjusted EBITDA for Sky increased 54.1% to $863 million in the second quarter of 2022. Excluding the impact of currency, Adjusted EBITDA increased 70.7% compared to the prior year period, reflecting lower operating expenses, which more than offset lower revenue. The decrease in operating expenses was due to lower programming and production expenses, primarily reflecting resets in our sports rights in Italy and Germany.

For the six months ended June 30, 2022, Adjusted EBITDA for Sky increased 60.8% to $1.5 billion compared to 2021. Excluding the impact of currency, Adjusted EBITDA increased 70.9%.

Corporate, Other and Eliminations

Corporate and Other
Corporate and Other primarily relates to corporate operations, Comcast Spectacor, and our new smart TV initiatives. Revenue in the second quarter of 2022 was $164 million compared to $92 million in the prior year period. Corporate and Other Adjusted EBITDA loss was $304 million compared to a loss of $261 million in the prior year period.

For the six months ended June 30, 2022, Corporate and Other revenue was $402 million compared to $181 million in 2021. Corporate and Other Adjusted EBITDA loss was $566 million compared to a loss of $541 million in 2021.

Eliminations
Amounts represent eliminations of transactions between Cable Communications, NBCUniversal, Sky and other businesses. Eliminations of transactions between NBCUniversal segments are presented separately. Revenue eliminations in the second quarter of 2022 were $696 million compared to $723 million in the prior year period, and Adjusted EBITDA eliminations were a loss of $36 million compared to a benefit of $2 million in the prior year period.

For the six months ended June 30, 2022, revenue eliminations were $1.5 billion compared to $1.4 billion in 2021, and Adjusted EBITDA eliminations were a loss of $119 million compared to a benefit of $11 million in 2021. Current year amounts reflect an increase in eliminations associated with the 2022 Beijing Olympics.

Notes:

1We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.
2We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.
3All earnings per share amounts are presented on a diluted basis.
4We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.
5From time to time, we may present adjusted information (e.g., Adjusted Revenues) to exclude the impact of certain events, gains, losses or other charges affecting period-to-period comparability of our operating performance. See Table 7 for reconciliations of non-GAAP financial measures.
6Adjusted EBITDA is the measure of profit or loss for our segments. From time to time, we may present Adjusted EBITDA for components of our reportable segments, such as Peacock. We believe these measures are useful to evaluate our financial results and provide a basis of comparison to others, although our definition of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. Adjusted EBITDA for components are generally presented on a consistent basis with the respective segments and include direct revenue and operating costs and expenses attributed to the component operations.
7Sky constant currency growth rates are calculated by comparing the current period results to the comparative period results in the prior year adjusted to reflect the average exchange rates from the current year period rather than the actual exchange rates in effect during the respective prior year periods. See Table 6 for reconciliation of Sky's constant currency growth.
Numerical information is presented on a rounded basis using actual amounts. Minor differences in totals and percentage calculations may exist due to rounding.
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Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, July 28, 2022 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on our Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (929) 477-0336 with the conference ID number 722005. A replay of the call will be available starting at 11:30 a.m. ET on Thursday, July 28, 2022 on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Thursday, August 4, 2022 at 11:30 a.m. ET, please dial (719) 457-0820 and enter the conference ID number 1292809.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

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Caution Concerning Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission (SEC). We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company that connects people to moments that matter. We are principally focused on connectivity, aggregation, and streaming with 57 million customer relationships across the United States and Europe. We deliver broadband, wireless, and video through our Xfinity, Comcast Business, and Sky brands; create, distribute, and stream leading entertainment, sports, and news through Universal Filmed Entertainment Group, Universal Studio Group, Sky Studios, the NBC and Telemundo broadcast networks, multiple cable networks, Peacock, NBCUniversal News Group, NBC Sports, Sky News, and Sky Sports; and provide memorable experiences at Universal Parks and Resorts in the United States and Asia.
Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Six Months Ended
(in millions, except per share data)	June 30,		June 30,
	2022	2021	2022	2021
Revenue	$30,016	$28,546	$61,026	$55,751

Costs and expenses
Programming and production	8,887	9,256	19,457	18,175
Other operating and administrative	9,098	8,549	18,358	16,818
Advertising, marketing and promotion	2,196	1,851	4,258	3,467
Depreciation	2,162	2,113	4,375	4,231
Amortization	1,306	1,270	2,641	2,514
	23,649	23,039	49,089	45,205

Operating income	6,367	5,507	11,936	10,546

Interest expense	(968)	(1,093)	(1,962)	(2,112)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	(413)	959	(280)	1,095
Realized and unrealized gains (losses) on equity securities, net	(321)	189	(205)	426
Other income (loss), net	(162)	69	(224)	87
	(897)	1,216	(709)	1,607

Income before income taxes	4,502	5,630	9,266	10,042

Income tax expense	(1,261)	(2,000)	(2,548)	(3,119)

Net income	3,241	3,630	6,717	6,922

Less: Net income (loss) attributable to noncontrolling interests	(155)	(108)	(227)	(145)

Net income attributable to Comcast Corporation	$3,396	$3,738	$6,945	$7,067

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.76	$0.80	$1.54	$1.51

Diluted weighted-average number of common shares	4,482	4,673	4,520	4,669

TABLE 2
Consolidated Statement of Cash Flows (Unaudited)

	Six Months Ended
(in millions)	June 30,
	2022	2021

OPERATING ACTIVITIES
Net income	$6,717	$6,922
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,016	6,745
Share-based compensation	675	711
Noncash interest expense (income), net	165	210
Net (gain) loss on investment activity and other	864	(1,403)
Deferred income taxes	(31)	1,297
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(338)	137
Film and television costs, net	651	837
Accounts payable and accrued expenses related to trade creditors	78	299
Other operating assets and liabilities	(2,214)	(398)

Net cash provided by operating activities	13,584	15,357

INVESTING ACTIVITIES
Capital expenditures	(4,270)	(4,003)
Cash paid for intangible assets	(1,383)	(1,283)
Construction of Universal Beijing Resort	(168)	(704)
Acquisitions, net of cash acquired	—	(168)
Proceeds from sales of businesses and investments	108	396
Purchases of investments	(1,164)	(86)
Other	86	217
Net cash provided by (used in) investing activities	(6,792)	(5,631)

FINANCING ACTIVITIES
Proceeds from borrowings	166	383
Repurchases and repayments of debt	(254)	(5,785)
Repurchases of common stock under repurchase program and employee plans	(6,288)	(957)
Dividends paid	(2,377)	(2,230)
Other	116	(475)

Net cash provided by (used in) financing activities	(8,636)	(9,064)

Impact of foreign currency on cash, cash equivalents and restricted cash	(76)	(12)

Increase (decrease) in cash, cash equivalents and restricted cash	(1,920)	650

Cash, cash equivalents and restricted cash, beginning of period	8,778	11,768

Cash, cash equivalents and restricted cash, end of period	$6,859	$12,418

TABLE 3
Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	June 30,	December 31,
	2022	2021
ASSETS

Current Assets
Cash and cash equivalents	$6,822	$8,711
Receivables, net	11,956	12,008
Other current assets	5,415	4,088
Total current assets	24,192	24,807

Film and television costs	11,622	12,806

Investments	7,598	8,082

Investment securing collateralized obligation	642	605

Property and equipment, net	53,508	54,047

Goodwill	66,486	70,189

Franchise rights	59,365	59,365

Other intangible assets, net	30,728	33,580

Other noncurrent assets, net	12,892	12,424

	$267,032	$275,905

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$12,304	$12,455
Accrued participations and residuals	1,749	1,822
Deferred revenue	2,787	3,040
Accrued expenses and other current liabilities	8,663	9,899
Current portion of long-term debt	2,083	2,132
Total current liabilities	27,585	29,348

Long-term debt, less current portion	91,459	92,718

Collateralized obligation	5,171	5,170

Deferred income taxes	29,491	30,041

Other noncurrent liabilities	20,254	20,620

Redeemable noncontrolling interests	513	519

Equity
Comcast Corporation shareholders' equity	91,426	96,092
Noncontrolling interests	1,132	1,398
Total equity	92,558	97,490

	$267,032	$275,905

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2022	2021	2022	2021
Net income attributable to Comcast Corporation	$3,396	$3,738	$6,945	$7,067
Net income (loss) attributable to noncontrolling interests	(155)	(108)	(227)	(145)
Income tax expense	1,261	2,000	2,548	3,119
Interest expense	968	1,093	1,962	2,112
Investment and other (income) loss, net	897	(1,216)	709	(1,607)
Depreciation and amortization	3,469	3,383	7,016	6,745
Adjustments (1)	(9)	36	24	48
Adjusted EBITDA	$9,827	$8,927	$18,977	$17,339

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2022	2021	2022	2021
Net cash provided by operating activities	$6,327	$7,606	$13,584	$15,357
Capital expenditures	(2,414)	(2,144)	(4,270)	(4,003)
Cash paid for capitalized software and other intangible assets	(743)	(671)	(1,383)	(1,283)
Free Cash Flow	$3,170	$4,791	$7,930	$10,071

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2022	2021	2022	2021
Adjusted EBITDA	$9,827	$8,927	$18,977	$17,339
Capital expenditures	(2,414)	(2,144)	(4,270)	(4,003)
Cash paid for capitalized software and other intangible assets	(743)	(671)	(1,383)	(1,283)
Cash interest expense	(897)	(998)	(1,644)	(1,909)
Cash taxes	(2,751)	(1,745)	(2,841)	(1,832)
Changes in operating assets and liabilities	(240)	1,068	(1,715)	892
Noncash share-based compensation	299	338	675	711
Other (2)	89	17	131	156
Free Cash Flow	$3,170	$4,791	$7,930	$10,071

(1)
2nd quarter and year to date 2022 Adjusted EBITDA exclude ($9) million and $24 million of other operating and administrative expense, respectively, related to our investment portfolio. 2nd quarter and year to date 2021 Adjusted EBITDA exclude $36 million and $48 million of other operating and administrative expense, respectively, related to our investment portfolio and Sky transaction-related costs.

(2)
2nd quarter and year to date 2022 include decreases of ($9) million and $24 million, respectively, of costs related to our investment portfolio as these amounts are excluded from Adjusted EBITDA. 2nd quarter and year to date 2021 include decreases of $36 million and $48 million, respectively, of costs related to our investment portfolio and Sky transaction-related costs.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,

	2022		2021		2022		2021
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation and diluted earnings per share attributable to Comcast Corporation shareholders	$3,396	$0.76	$3,738	$0.80	$6,945	$1.54	$7,067	$1.51
Change	(9.2%)	(5.0%)			(1.7%)	2.0%

Amortization of acquisition-related intangible assets (1)	460	0.10	472	0.10	941	0.21	949	0.21
Investments (2)	591	0.13	(835)	(0.18)	460	0.10	(1,122)	(0.24)
Items affecting period-over-period comparability:
Income tax adjustments (3)	—	—	498	0.11	—	—	498	0.11
Loss on early redemption of debt (4)	—	—	59	0.01	—	—	59	0.01
Gains and losses related to businesses and investments (6)	60	0.01	—	—	60	0.01	—	—
Costs related to Sky transaction (5)	—	—	11	—	—	—	21	—

Adjusted Net income and Adjusted EPS	$4,507	$1.01	$3,943	$0.84	$8,406	$1.86	$7,472	$1.60
Change	14.3%	20.2%			12.5%	16.3%

(1)Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Amortization of acquisition-related intangible assets before income taxes	$568	$586	$1,160	$1,178
Amortization of acquisition-related intangible assets, net of tax	$460	$472	$941	$949
(2)Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for certain equity method investments, including Atairos and Hulu and costs related to our investment portfolio.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Realized and unrealized (gains) losses on equity securities, net	$321	($189)	$205	($426)
Equity in net (income) losses of investees, net and other	461	(917)	406	(1,050)
Investments before income taxes	782	(1,106)	611	(1,476)
Investments, net of tax	$591	($835)	$460	($1,122)

(3)2nd quarter and year to date 2021 net income attributable to Comcast Corporation includes $498 million of income tax expense adjustments related to UK tax law changes.

(4)2nd quarter and year to date 2021 net income attributable to Comcast Corporation includes $78 million of interest expense, $59 million net of tax, resulting from the early redemption of debt.

(5)2nd quarter and year to date 2021 net income attributable to Comcast Corporation includes $13 million and $25 million of operating costs and expenses, $11 million and $21 million net of tax, respectively, related to the Sky transaction.

(6)2nd quarter and year to date 2022 net income attributable to Comcast Corporation includes a loss of $60 million in other income related to an impairment of an equity method investment.

TABLE 6
Reconciliation of Sky Constant Currency Growth (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,

(in millions)	2022	2021(1)	Change	2022	2021(1)	Change

Direct-to-Consumer	$3,680	$3,771	(2.4%)	$7,564	$7,672	(1.4%)
Content	265	318	(16.4%)	561	662	(15.4%)
Advertising	556	574	(3.1%)	1,152	1,126	2.3%
Revenue	$4,501	$4,662	(3.5%)	$9,276	$9,460	(1.9%)

Operating costs and expenses	$3,639	$4,157	(12.5%)	$7,791	$8,591	(9.3%)
Adjusted EBITDA	$863	$505	70.7%	$1,485	$869	70.9%

(1)2021 results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the current period rather than the actual exchange rates in effect during the respective periods.

TABLE 7

Reconciliation of Media Revenue Excluding Olympics and 2022 Super Bowl (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,

(in millions)	2022	2021	Growth %	2022	2021	Growth %

Revenue	$5,332	$5,148	3.6%	$12,196	$10,184	19.8%

Beijing Olympics	—	—		963	—
2022 Super Bowl	—	—		519	—

Revenue excluding Olympics and 2022 Super Bowl	$5,332	$5,148	3.6%	$10,715	$10,184	5.2%